Exhibit 99.

FOR IMMEDIATE RELEASE
TELEPHONE: 609-561-9000
MEDIA CONTACT: JOANNE BRIGANDI x4240
INVESTOR RELATIONS CONTACT: STEPHEN CLARK x4260
OCTOBER 12, 2006

SJG RECEIVES APPROVAL OF INITIATIVE TO PROMOTE MORE EFFICIENT USE OF NATURAL GAS

Folsom, N.J. - South Jersey Gas announced today that the New Jersey Board of Public Utilities has approved the implementation of an innovative Conservation Incentive Program. Approved as a 3-year pilot plan, the CIP takes effect in October 2006.
Under this program, SJG will encourage customers to use natural gas more efficiently by educating them about measures they can take to reduce their gas consumption. Residential, government and business customers have an opportunity to reduce their natural gas bills to the extent that they individually implement energy efficiency measures and lower their usage. Since approximately 75% of each customer’s bill is comprised of the cost of the gas that they use, using less gas produces significant customer savings.
“The rising cost of energy has rightfully become a national concern. For our company to remain an industry leader we must be part of the solution for customers. We want to work with our customers to reduce their energy costs while keeping our company strong,” stated Edward J. Graham, SJG’s president and CEO. “With approval of the new rate structure we can aggressively and creatively encourage changes in customer behavior that will lead to increased conservation.” Graham added.
SJG is one of the first utilities in the country to implement this type of rate structure. While other utilities have received approval for similar programs, SJG’s provision for no net rate increase to customers differentiates this program.

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“High natural gas prices due to increased international demand with no concomitant increase in supply have had a substantial impact on New Jerseyans, and conservation and energy efficiency are key components towards mitigating that impact,” said NJBPU President Jeanne M. Fox. “Our economic health relies on a secure, reliable, and affordable supply of energy, and therefore cutting demand is essential for our future. In making a commitment to energy efficiency and conservation through this innovative pilot program, South Jersey Gas and New Jersey Natural will help their customers use less energy, save money on their energy bills, and contribute to a better energy future for New Jersey.”
This new program also benefits SJG by eliminating the link between utility profits and the quantity of natural gas it sells. Going forward, SJG’s profits will be tied to the number of customers it serves and how efficiently it serves them, thus allowing the company to focus on encouraging conservation and energy efficiency among its customers.
In the near future SJG will launch a comprehensive set of programs including customized customer communications and outreach efforts, targeted upgrade furnace efficiency packages, financing offers, and an outreach program to speak to local and state institutional constituents. SJG will also inform public school, state, county and municipal officials about programs available to them. Reducing the gas bills of these customers will result in lowering their operating costs, which are typically paid for by New Jersey taxpayers, thereby compounding the program’s benefit.
SJG will study other ways to promote reduced consumption by customers including metering and control technologies to reduce peak consumption and pricing incentives that may be implemented in the future.
South Jersey Gas, the principal subsidiary of South Jersey Industries (NYSE:SJI) provides natural gas service to over 325,000 residential, commercial and industrial customers in Atlantic, Cape May, Cumberland, Salem, and significant portions of Gloucester, Burlington and Camden counties in New Jersey. Visit http://www.sjndustries.com to learn more about South Jersey Gas.

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